Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: James J. Pennetti

Unizan Financial Corp.

Executive Vice President and

Chief Financial Officer

Telephone: 330.438.1118 or 1.866.235.7203

E-mail address: jpennetti@unizan.com

Media Contact: Sandy K. Upperman

Unizan Financial Corp.

Vice President, Corporate Communications

Telephone: 330.438.4858

E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

•	NET INCOME OF $0.31 PER DILUTED SHARE
•	ANNUALIZED NET CHARGE-OFFS OF 0.27% OF TOTAL LOANS
•	RECORD SBA PRODUCTION AND FEE GENERATION

CANTON, Ohio – October 27, 2003 – Unizan Financial Corp. (Nasdaq: UNIZ) today announced its third quarter 2003 financial results. Net income for the third quarter was $6.8 million, or $0.31 per diluted share. This compares with net income of $9.0 million, or $0.40 per diluted share, for the third quarter of 2002, and net income of $6.8 million, or $0.30 per diluted share, for the second quarter of 2003. Net income decreased 23.9 percent and diluted earnings per share decreased 22.5 percent compared with the third quarter of 2002, while net income increased 0.9 percent and diluted earnings per share increased 3.3 percent compared with the second quarter of 2003.

Tangible net income - Tangible net income (net income excluding the effect of the impairment of goodwill and the amortization of other intangibles) was $7.4 million, or $0.33 per diluted share, for the third quarter of 2003, compared with $9.6 million, or $0.42 per diluted share, for the third quarter of 2002, and $7.3 million, or $0.33 per diluted share, for the second quarter of 2003. Management believes that it is appropriate to provide a presentation of income before goodwill impairment charges and intangible amortization expense due to the extent of goodwill and other intangible assets on Unizan’s balance sheet.

For the third quarter of 2003, the effect of the amortization of other intangibles was $844 thousand pre-tax, or $548.6 thousand after-tax ($0.02 per diluted share). For the third quarter of 2002, the effect of the amortization of other intangibles was $874 thousand pre-tax, or $568.1 thousand after-tax ($0.03 per diluted share). For the second quarter of 2003, the effect of the amortization of other intangibles was $846 thousand pre-tax, or $549.9 after-tax ($0.02 per diluted share). There was no goodwill impairment in these periods.

Return on equity and return on assets—For the quarter ending September 30, 2003, Unizan Financial Corp.’s annualized return on average equity was 9.06 percent compared with 11.97 percent for the same quarter of 2002, and 9.00 percent for the quarter ending June 30, 2003. Unizan’s annualized return on average assets was 0.99 percent for the quarter ending September 30, 2003, compared with 1.37 percent for the same quarter last year, and 0.97 percent for the quarter ending June 30, 2003.

Unizan Financial Corp.’s annualized tangible return on average tangible equity was 15.61 percent for the quarter ending September 30, 2003, compared with 20.86 percent for the same quarter last year, and 15.53 percent for the quarter ending June 30, 2003. The annualized tangible return on average tangible assets was 1.12 percent for the third quarter of 2003, compared with 1.52 percent for the third quarter of 2002, and 1.09 percent for the quarter ending June 30, 2003.

Net securities gains—During the third quarter, Unizan recognized net security gains of $1.2 million (after-tax), or $0.05 per diluted share.

Securities gains totaling $609 thousand (after-tax) were taken as part of a balance sheet strategy to pre-pay high rate Federal Home Loan Bank advances. Management sold $28.3 million of lower yielding mortgage backed securities which had a higher degree of risk of average life extension in a rising rate scenario and to take advantage of the current market values of these bonds.

Unizan paid off $44 million of fixed rate Federal Home Loan Bank advances with the proceeds of the securities sales. The securities sold had lower yields than the advances, and management chose to pay off the advances early to help lower its future cost of funds. While the securities gains are shown in the other income section of the income statement, the pre-payment expense ($671 thousand after-tax) is included in interest expense, and thus reduced the net interest margin by 0.17 percent.

Management sold $5.5 million of seasoned, lower yielding mortgage backed securities which also had a higher degree of risk of average life extension in a rising rate scenario. These pools were relatively small and thus less liquid and management saw this as an opportunity to enhance the prospective liquidity and earnings of the portfolio while realizing a short-term gain. The gain on sale for this transaction was $343 thousand (after-tax). Management reinvested the proceeds in collateralized mortgage obligations and mortgage backed securities with more stable average lives, cash flow structures and liquidity.

Management also sold $5.0 million of trust preferred securities at a gain of $392 thousand (after-tax), to lessen its credit exposure to a particular issuer.

Impairment charges—In September 2003, Unizan took an impairment charge of $250 thousand, or $163 thousand after-tax ($0.01 per diluted share), on the $2.0 million trust preferred security issued by North Country Financial Corporation of Manistique, Michigan.

This impairment charge is included in securities gains and losses on the income statement. North Country Financial Corporation’s principal subsidiary, North Country Bank and Trust is operating under a Cease and Desist Order with the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Services. In June 2003, Unizan took an impairment charge of $960 thousand ($624 thousand after-tax, or $0.03 per diluted share) on the North Country trust preferred security.

Mortgage Servicing Rights asset—Unizan services $313.7 million of mortgage loans which it has sold with the servicing rights retained. During the third quarter of 2003, Unizan recovered $334 thousand after-tax, or $0.02 per diluted share, of previously recognized impairment charges for its Mortgage Servicing Rights (MSR) asset. The MSR asset, net of the valuation allowance, is $2.1 million. During the first two quarters of 2003, Unizan wrote this asset down by $997 thousand after-tax, or $0.04 per diluted share.

“Our results for the third quarter were in line with our expectations and I continue to be pleased with our overall execution of our strategic initiatives, especially as they relate to core deposit generation, loan growth, and the repositioning of our Wealth Management business,” said Roger L. Mann, Unizan Financial Corp. president and chief executive officer. “Our net interest margin continues to be a challenge, but we have taken steps such as the payoff of the Federal Home Loan Bank advances and the generation of lower cost core deposits, in an effort to lower our cost of funds and to position the balance sheet better from an interest rate risk perspective,” said Mann.

SUMMARY OF THIRD QUARTER CONSOLIDATED RESULTS

Net interest income—Net interest income for the third quarter was $16.8 million, a decrease of $5.6 million, or 25.0 percent, compared with net interest income for the third quarter of 2002, and a decrease of $3.2 million, or 16.0 percent, compared with the second quarter of 2003.

Interest income decreased from $39.4 million for the third quarter of 2002 to $32.5 million for the third quarter of 2003, while interest expense decreased from $17.0 million for the third quarter of 2002 to $15.7 million for the third quarter of 2003.

Interest income decreased from $36.4 million for the second quarter of 2003 to $32.5 million for the third quarter of 2003, while interest expense decreased from $16.4 million for the second quarter of 2003 to $15.7 million for the third quarter of 2003.

Net interest margin—The net interest margin for the quarter ending September 30, 2003 was 2.73 percent, compared with 3.79 percent for the quarter ending September 30, 2002, and 3.19 percent for the quarter ending June 30, 2003.

As mentioned earlier, the net interest margin was impacted by the pre-payment of Federal Home Loan Bank advances during the third quarter. Unizan’s margin has also been impacted by faster than projected amortization of the purchase accounting adjustments associated with the mark-to-market of UNB Corp.’s loan portfolio at the time of the merger of equals between UNB Corp. and BancFirst Ohio Corp. in March of 2002.

The UNB Corp. loans were booked at a premium of $19.0 million with various average lives determined for each loan type. With the low rate environment, and the subsequent refinancing of many of these loans, Unizan has had to amortize these premiums faster than originally projected. Unizan has amortized $3.9 million in premiums during 2003, while the Company originally projected amortization of $3.2 million. Also, during the third quarter, $1.1 million of amortization was originally projected, but $1.9 million was actually taken during the quarter. The impact of the additional amortization on the net interest margin for the third quarter was 0.14 percent, while the net interest margin has been negatively impacted by 0.04 percent for the year due to the additional amortization of premiums. It is anticipated that with the increase in rates and a steeper yield curve, the refinancing of these loans should slow and thus the amortization of these premiums should have less of an impact on the net interest margin in subsequent quarters. However, these loans could continue to refinance or pay down at higher than anticipated speeds, thus impacting the margin because of the additional amortization of the premium.

During the quarter, Unizan’s investment portfolio experienced significant pre-payments on its collateralized mortgage obligations and mortgage backed securities which impacted the amortization of the premiums on those bonds. The additional amortization impacted the net interest margin by 0.13 percent for the third quarter and by 0.04 percent for the year. During the end of the third quarter and into the fourth quarter, there was considerable slow down in the pre-payment speeds on these bonds and Management believes that the margin should not be impacted as greatly in subsequent quarters as it was in the third quarter.

The net interest margin for the quarter ending September 30, 2003, adjusted for the Federal Home Loan Bank advances’ pre-payments and the amortization of additional premiums in the loan and investment portfolios, was 3.17 percent compared with 3.19 percent for the quarter ending June 30, 2003.

Average yields—The average yield on earning assets and the average cost of funds for the third quarter of 2003 were 5.24 percent and 2.84 percent, respectively, compared with 6.64 percent and 3.22 percent, respectively, for the third quarter of 2002, and compared with 5.77 percent and 2.90 percent, respectively, for the second quarter of 2003.

Non-interest income—Non-interest income, excluding net securities gains, increased from $6.9 million for the third quarter of 2002 to $8.0 million for the same period in 2003. Non-interest income was $7.2 million for the second quarter of 2003.

For the quarter, Wealth Management fee income, which includes trust services, financial planning and brokerage services, was $1.7 million, compared with $1.9 million for the third quarter of 2002 and $2.1 million for the second quarter of 2003. The decline in fee income from the second quarter of 2003 to the third quarter of 2003 was the result of all tax preparation fees being recognized in the second quarter and a decline in retail brokerage income from quarter to quarter.

Gains on sales of loans totaled $1.8 million, compared with $1.9 million in the third quarter of 2002 and $2.2 million in the second quarter of 2003.

During the third quarter, Unizan sold $8.4 million of the guaranteed portion of its Small Business Administration (SBA) and other government guaranteed loans which generated $909 thousand in gains, compared with $770 thousand of gains in the third quarter of 2002 ($9.9 million of loans sold) and $791 thousand of gains in the second quarter of 2003 ($5.3 million of loans sold).

Unizan sold residential mortgage loans in the third quarter of 2003 which generated $887 thousand in gains compared with $966 thousand of gains recognized in the third quarter of 2002 and $1.4 million of gains in the second quarter of 2003.

For the quarter, other operating income was $2.5 million, compared with $1.7 million for the third quarter of 2002 and $1.2 million for the second quarter of 2003. The write-up of the MSR asset had the greatest impact on the increase between the second and third quarters of 2003.

Non-interest expenses—Non-interest expenses increased from $15.2 million in the third quarter of 2002 to $15.7 million in the third quarter of 2003. This increase was primarily due to an increase in taxes, other than income taxes, and other operating expenses. Other operating expenses increased from $4.4 million in the third quarter of 2002 to $4.7 million in the third quarter of 2003. The increase was primarily due to expenses related to loans, legal and other professional expenses, and credit and debit card interchange expenses associated with increased card usage. These were offset by decreases in data processing expenses, advertising expenses and miscellaneous other expenses including postage, insurance, and printing.

Non-interest expenses decreased from $16.8 million in the second quarter of 2003 to $15.7 million in the third quarter of 2003. Salaries and benefits decreased from $9.5 million in the second quarter of 2003 to $8.1 million in the third quarter of 2003. During the second quarter of 2003, Unizan recognized $1.2 million of benefit expense associated with the termination of its defined benefit plan. Without that expense, salaries and benefits expenses for the second quarter of 2003 would have been $8.3 million compared with $8.1 million in the third quarter of 2003. Other operating expenses increased from $4.5 million in the second quarter of 2003 to $4.7 million in the third quarter of 2003. This increase was primarily due to expenses associated with loan production, legal and other professional expenses, and increased credit and debit card interchange expenses due to increased card usage. These increases were offset by decreases in marketing expenses, telecommunications, and various other expense categories.

Assets—Total assets were $2.75 billion at September 30, 2003, compared with $2.67 billion at September 30, 2002 and $2.75 billion at June 30, 2003. Earning assets were $2.47 billion at September 30, 2003, compared with $2.40 billion at September 30, 2002 and $2.49 billion at the end of the second quarter of 2003.

Loans—Total loans increased from $1.90 billion at September 30, 2002 to $1.93 billion at September 30, 2003. Total loans were unchanged from June 30, 2003 to September 30, 2003.

Commercial loans increased by $38.4 million, or 16.4 percent, from September 30, 2002 to September 30, 2003. From June 30, 2003 to September 30, 2003, commercial loans decreased by $5.5 million, or 7.9 percent annualized. Commercial real estate loans increased by $41.5 million, or 7.0 percent, from September 30, 2002 to September 30, 2003. Commercial real estate loans increased by $9.3 million, or 5.9 percent annualized, from June 30, 2003, to September 30, 2003.

Unizan’s home equity portfolio continued to grow during the third quarter. From September 30, 2002, to September 30, 2003, the home equity product increased by $80.5 million, or 37.4 percent, while during the third quarter of 2003, it grew $27.0 million, or 39.9 percent annualized.

Residential real estate loans decreased from $520.0 million at September 30, 2002, to $425.0 million at September 30, 2003, a decrease of 18.3 percent. From June 30, 2003, to September 30, 2003, residential real estate loans decreased from $439.9 million to $425.0 million, a decrease of 13.4 percent annualized. During the third quarter, mortgage loan closings were very strong, but mortgage loan applications decreased considerably due to the increase in rates during the quarter. This will impact Unizan’s gain on sales in the fourth quarter as fewer loans are available to sell into the secondary market.

Overall, Management was pleased with loan production in the third quarter. Given that the economy in Unizan’s market, while improving slightly, continues to be sluggish, and that Unizan’s credit quality philosophy remains the same, Unizan experienced acceptable loan growth. Management continues to emphasize asset quality which it will not compromise in order to grow the loan portfolio or to book lower quality loans in order to increase yields.

Deposits—Total deposits increased from $1.9 billion at September 30, 2002, to $2.0 billion at September 30, 2003, an increase of 3.8 percent. From June 30, 2003, to September 30, 2003, total deposits decreased from $2.1 billion to $2.0 billion, or 10.6 percent annualized.

Interest-bearing checking accounts increased from $254.3 million at September 30, 2002 to $282.4 million at September 30, 2003, an increase of 11.1 percent. From June 30, 2003, to September 30, 2003, these balances decreased from $301.0 million to $282.4 million, or 24.5 percent annualized.

From September 30, 2002, to September 30, 2003, money market accounts increased from $281.9 million to $379.8 million, an increase of 34.7 percent, while from June 30, 2003 to September 30, 2003, these accounts decreased from $383.5 million to $379.8 million, or 3.8 percent annualized.

Certificate of Deposits decreased from $1.0 billion at September 30, 2002, to $993.8 million at September 30, 2003, a decrease of 5.3 percent. From June 30, 2003, to September 30, 2003, Certificate of Deposits decreased from $1.0 billion to $993.8 million, or 18.1 percent annualized. This decrease in Certificates of Deposits included $25.3 million of Brokered Certificates of Deposit which matured during the quarter and were not renewed by Management.

Borrowed Funds—Total borrowings increased from $388.4 million at September 30, 2002, to $406.4 million at September 30, 2003. Total borrowings increased from $363.6 million at June 30, 2003 to $406.4 million at September 30, 2003.

YEAR-TO-DATE CONSOLIDATED RESULTS

Net income for the nine months ending September 30, 2003, was $20.7 million, or $0.93 per diluted share. This compares with net income of $16.8 million, or $0.83 per diluted share, for the first nine months of 2002. Income for the first nine months of 2002, before the accounting method change, was $18.1 million, or $0.90 per diluted share.

Tangible net income—Tangible net income (net income excluding the effect of the impairment of goodwill and the amortization of other intangibles) was $22.3 million, or $1.00 per diluted share, for the first nine months of 2003, compared with $19.4 million, or $0.96 per diluted share, for the first nine months of 2002.

For the first nine months of 2003, the effect of the goodwill impairment was $84.0 thousand, with no material impact on diluted earnings per share, and the effect of the amortization of other intangibles was $2.5 million pre-tax, or $1.7 million after-tax, ($0.07 per diluted share). For the first nine months of 2002, the effect of the goodwill impairment was $1.4 million ($0.07 per diluted share), and the effect of the amortization of other intangibles was $2.0 million pre-tax, or $1.3 million after-tax, ($0.06 per diluted share). The 2002 goodwill impairment is reflected on the financial statements as an accounting method change.

Return on equity and return on assets—The annualized return on average equity was 9.17 percent for the nine months ending September 30, 2003, compared with 8.84 percent for the nine months ending September 30, 2002. The annualized return on average assets was 1.00 percent for the nine months ending September 30, 2003, and 0.96 percent for the same period in 2002.

Unizan Financial Corp.’s annualized tangible return on average tangible equity was 15.87 percent for the nine months ending September 30, 2003, compared with 16.20 percent for the nine months ending September 30, 2002. The annualized tangible return on average tangible assets was 1.13 percent for the nine months ending September 30, 2003 and 1.16 percent for the same period in 2002.

Net interest margin—The net interest margin for the nine months ending September 30, 2003, was 3.15 percent compared with 3.80 percent for the nine months ending September 30, 2002.

CREDIT QUALITY

Non-performing loans—At the end of the third quarter of 2003, Unizan’s non-performing loans were $24.9 million, compared with $16.6 million for the third quarter of 2002, and $23.4 million for the second quarter of 2003. Non-performing loans, as a percentage of average total loans, were 1.29 percent at September 30, 2003, compared with 0.87 percent at September 30, 2002, and 1.21 percent at June 30, 2003.

The following table shows non-performing loans by major categories of loans for the current period, the second quarter of 2003 and the third quarter of 2002. This table is shown with dollars in thousands.

	September 30, 2003 Third Quarter	June 30, 2003 Second Quarter	September 30, 2002 Third Quarter
Commercial	$1,348	$1,515	$983
Commercial Real Estate	$4,294	$3,422	$2,302
Government Guaranteed Including Guaranteed Amount	$8,573	$7,821	$2,738
Aircraft	$134	$59	$3,834
Residential Real Estate	$8,911	$9,298	5,581
Direct Installment	$118	$68	$28
Indirect Installment	$331	$164	$491
Home Equity	$1,211	$1,078	$624
Total	$24,920	$23,425	$16,581

Less Government Guaranteed Amount	($6,765)	($6,227)	($1,562)

Total	$18,155	$17,198	$15,019

At the end of the third quarter of 2003, Unizan’s other assets owned were $2.1 million, compared with $2.1 million at September 30, 2002 and compared with $2.7 million at June 30, 2003. Included in other assets owned were amounts guaranteed under government programs. These amounts were $549 thousand at September 30, 2003, $649 thousand at September 30, 2002 and $562 thousand at June 30, 2003.

Net charge-offs—Net charge-offs were $1.3 million for the third quarter of 2003, compared with $1.1 million for the third quarter of 2002, and $1.4 million for the second quarter of 2003. Net charge-offs to average total loans were 0.27 percent for the third quarter of 2003, compared with 0.23 percent for the third quarter of 2002, and 0.29 percent for the second quarter of 2003.

The following table shows net charge-offs by major categories of loans for the current period, the second quarter of 2003, and the third quarter of 2002. This table is shown in actual dollars.

	September 30, 2003 Third Quarter	June 30, 2003 Second Quarter	September 30, 2002 Third Quarter
Commercial	$42,360	$20,132	$352,100
Commercial Real Estate	$266,176	$(146)	$(880)
Government Guaranteed	$47,720	$102,321	$285,163
Aircraft	$0	$6,819	$(316,188)
Residential Real Estate	$26,120	$117,078	$109,303
Direct Installment	$142,020	$71,903	$58,160
Indirect Installment	$619,486	$936,519	$602,009
Home Equity	$33,296	$16,744	$(333)
Other Consumer	$152,201	$139,740	$24,976

Total	$1,329,379	$1,411,110	$1,114,310

Delinquencies—The delinquency ratio for all loan portfolios combined was 1.65 percent as of September 30, 2003, versus 1.42 percent as of September 30, 2002 and 1.52 percent as of June 30, 2003.

The following table shows delinquencies by major categories of loans for the current period, the second quarter of 2003, and the third quarter 2002.

	September 30, 2003 Third Quarter	June 30, 2003 Second Quarter	September 30, 2002 Third Quarter
Commercial	0.81%	1.27%	1.34%
Commercial Real Estate	1.03%	0.85%	0.72%
Government Guaranteed	13.29% 2.89%*	13.77% 2.76%*	7.17% 3.96%*
Aircraft	0.06%	0.17%	3.68%
Residential Real Estate	2.34%	1.92%	1.24%
Direct Installment	1.18%	0.42%	0.67%
Indirect Installment	1.82%	1.59%	2.32%
Home Equity	0.72%	0.90%	0.58%

* Excludes the government guaranteed portion.

Non-accrual loans—As of September 30, 2003, Unizan had total delinquencies of $31.9 million, of which $16.9 million were on non-accrual status. There were also $3.0 million of loans which were current, but were on non-accrual status. As of September 30, 2002, Unizan had total delinquencies of $26.9 million, of which $13.0 million were on non-accrual status. There were also $1.6 million of loans which were current, but were on non-accrual status. On June 30, 2003, total delinquencies were $29.2 million, of which $14.9 million were on non-accrual status. There were also $4.6 million of loans which were current, but were on non-accrual status. The loans which are current, but on non-accrual status, are not included in total delinquencies.

Allowance for loan losses—The allowance for loan losses to total loans ratio was 1.27 percent at the end of the third quarter of 2003, versus 1.40 percent as of September 30, 2002, and 1.29 percent as of June 30, 2003. The allowance for loan losses was $24.6 million on September 30, 2003, $26.6 million on September 30, 2002, and $24.9 million on June 30, 2003. In the third quarter of 2003, the provision for loan losses was $1.0 million, compared with $930 thousand for the third quarter of 2002, and $1.0 million for the second quarter of 2003.

2003 GUIDANCE

Unizan Financial Corp. expects diluted earnings per share to be in a range of $1.24 to $1.30 for the full year 2003 as a slow growth economy and continued margin pressure will impact the ability to grow revenue.

“While we anticipate that the fourth quarter and 2004 will provide challenges for our organization, and for the industry as a whole, I am very optimistic about Unizan’s prospects for enhancing long-term shareholder and franchise value,” said Mann. “We have developed a solid business plan and we are committed to executing successfully the growth strategies we have outlined,” concluded Mann.

MEDIA NOTE

Conference Call Notification: Unizan Financial Corp. will hold a conference call to discuss third quarter results today, Monday, October 27, 2003, at 1:00 p.m. (Eastern Time). To participate, please dial in approximately 15-minutes prior to the start of the call, 1.877.388.1596 (U.S. participants) or 706.634.5143 (outside the U.S.). Reference the conference ID# 2933482. Additionally, a replay of the conference call will begin at 3:00 p.m. (Eastern Time), Monday, October 27, 2003, and will conclude at 5:00 p.m. (Eastern Time), on Monday, November 3, 2003. To access the replay, dial 1.800.642.1687 (U.S. participants) or 706.645.9291 (outside the U.S.) and enter the conference ID# 2933482.

Webcast Notification: Access is also available live from Unizan Financial Corp.’s Web site at www.unizan.com. The Webcast replay can be accessed on the site for up to one year after the call. Please log on to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

Unizan Financial Corp., a $2.7 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The company operates 45 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association;

Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, Internet banking and wealth management products and services. Additionally, the company operates niche businesses in government guaranteed loan programs through its business lending centers in Cincinnati, Cleveland, Columbus and Dayton, Ohio; Louisville, Kentucky; Detroit, Michigan; Mt. Arlington, New Jersey; and Indianapolis, Indiana; as well as aircraft lending centers in Columbus; Orlando, Florida; and Sacramento, California. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that are subject to certain risks and uncertainties. Unizan Financial Corp.’s actual results, performance, or achievements may differ materially from those expressed or implied in the forward-looking statements. Risk or uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulation, and rapidly changing technology affecting financial services. Reference is made to Unizan Financial Corp.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements.

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Unizan Financial Corp.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

	September 30,
	2003	2002
ASSETS
Federal funds sold and interest bearing deposits with banks	$4,517	$32,106
Securities, net	489,758	415,402
Federal Home Loan Bank stock, at cost	34,369	32,987
Loans originated and held for sale	8,138	22,717
Loans:
Commercial, financial and agricultural	272,129	233,747
Aircraft	136,388	133,680
Commercial real estate	634,344	592,865
Residential real estate	425,030	519,985
Consumer	465,324	415,963

Total Loans less unearned income	1,933,215	1,896,240
Less allowance for loan losses	24,612	26,600

Net loans	1,908,603	1,869,640

Total earning assets	2,469,997	2,399,452

Cash and cash equivalents	86,869	69,465
Premises and equipment, net	26,049	27,732
Goodwill	91,971	92,460
Other intangible assets	19,502	22,915
Accrued interest receivable and other assets	76,400	81,695

Total Assets	$2,746,176	$2,667,119

LIABILITIES
Deposits:
Non-interest bearing deposits	$211,404	$210,629
Demand—interest bearing	282,391	254,283
Savings	522,703	423,292
Certificates and other time deposits	993,797	1,049,323

Total deposits	2,010,295	1,937,527

Total borrowings	406,436	388,373
Accrued taxes, expenses and other liabilities	26,920	41,699

Total Liabilities	2,443,651	2,367,599

SHAREHOLDERS’ EQUITY
Common stock ($1.00 stated value, 100,000,000 shares authorized; 22,123,069 and 22,085,052 shares issued, respectively)	22,123	22,085
Paid-in capital	223,863	221,739
Retained earnings	75,355	57,997
Stock held by deferred compensation plan, 115,808 and 83,734 shares at cost	(1,966)	(1,349)
Treasury stock, 474,665 and 3,487 shares at cost	(12,126)	(79)
Accumulated other comprehensive loss	(4,724)	(873)

Total Shareholders’ Equity	302,525	299,520

Total Liabilities and Shareholders’ Equity	$2,746,176	$2,667,119

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Unizan Financial Corp.

COMPARATIVE STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended September 30,		Year-to-date September 30,
	2003	2002	2003	2002
Interest income:
Interest on federal funds sold and interest bearing deposits with banks	$11	$49	$165	$96
Interest and dividends on securities	4,290	5,968	16,618	17,429
Interest and fees on loans and loans held for sale	28,238	33,402	89,541	90,399

Total interest income	32,539	39,419	106,324	107,924

Interest expense:
Interest on deposits	10,576	11,545	33,248	32,934
Interest on borrowings	5,148	5,453	14,953	15,483

Total interest expense	15,724	16,998	48,201	48,417

Net interest income	16,815	22,421	58,123	59,507
Provision for loan losses	1,026	930	3,341	7,139

Net interest income after provision for loan losses	15,789	21,491	54,782	52,368

Other income:
Trust and financial planning income	1,695	1,911	5,508	5,561
Customer service fees	1,996	1,558	5,257	3,994
Gains on sale of loans	1,796	1,736	6,132	3,578
Security gains/(losses), net	1,821	—	2,275	—
Other operating income	2,535	1,725	5,307	5,246

Total other income	9,843	6,930	24,479	18,379

Other expense:
Salaries, wages, pension and benefits	8,146	8,166	26,560	23,304
Occupancy expense	844	846	2,604	2,351
Furniture and equipment expense	586	599	1,753	1,468
Taxes other than income taxes	505	273	1,547	1,796
Intangible amortization expense	844	874	2,548	1,968
Other operating expense	4,744	4,392	14,167	13,831

Total other expense	15,669	15,150	49,179	44,718

Income before income taxes and cumulative effect of change in accounting principles	9,963	13,271	30,082	26,029
Provision for income taxes	3,121	4,275	9,423	7,886

Income before cumulative effect of change in accounting principles	6,842	8,996	20,659	18,143
Accounting method change—Adoption of FAS 142	—	—	—	(1,392)

Net Income	$6,842	$8,996	$20,659	$16,751

Basic earnings per share:
Before cumulative effect of change in accounting	$0.32	$0.41	$0.95	$0.93
Cumulative effect of change in accounting	—	—	—	(0.07)
After cumulative effect of change in accounting	$0.32	$0.41	$0.95	$0.86

Diluted earnings per share:
Before cumulative effect of change in accounting	$0.31	$0.40	$0.93	$0.90
Cumulative effect of change in accounting	—	—	—	(0.07)
After cumulative effect of change in accounting	$0.31	$0.40	$0.93	$0.83

Dividends per share	$0.14	$0.13	$0.41	$0.39

Weighted average number of shares:
Basic	21,632,719	22,056,715	21,692,316	19,519,937
Diluted	22,134,304	22,590,539	22,294,153	20,150,547

NOTE:	Per share data is based on the weighted average number of shares outstanding adjusted for stock dividends or splits calculated under the treasury method using the average and end of period stock market price for basic and diluted shares, respectively.

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Unizan Financial Corp.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

EARNINGS	2003 3rd Qtr	2003 2nd Qtr	2003 1st Qtr	2002 4th Qtr	2002 3rd Qtr

Net Interest Income FTE (1)	$17,103	20,305	21,533	21,873	22,642
Provision for loan losses	1,026	1,046	1,269	754	930
Other income	9,843	7,684	6,952	7,241	6,930
Other expenses	15,669	16,800	16,710	15,975	15,150
FTE adjustment (1)	288	288	242	170	221
Net income	$6,842	6,781	7,036	8,362	8,996
Net income per share—diluted	$0.31	0.30	0.32	0.37	0.40

PERFORMANCE RATIOS
Return on average assets (ROA)	0.99%	0.97%	1.05%	1.24%	1.37%
Return on average common equity (ROE)	9.06%	9.00%	9.44%	10.92%	11.97%
Tangible return on average tangible assets	1.12%	1.09%	1.20%	1.38%	1.52%
Tangible return on avg. tangible common equity	15.61%	15.53%	16.52%	18.75%	20.86%
Net interest margin FTE	2.73%	3.19%	3.54%	3.58%	3.79%
Efficiency ratio (2)	54.98%	52.56%	55.32%	51.87%	49.74%

MARKET DATA
Book value/common share	$13.97	13.83	13.78	13.78	13.56
Tangible book value/common share	8.83	8.64	8.54	8.61	8.34
Period-end common share mkt value	19.95	17.57	18.32	19.75	19.18
Market as a % of book	142.8%	127.0%	132.9%	143.3%	141.4%
Cash dividends/common share	$0.135	0.135	0.135	0.130	0.130
Common stock dividend payout ratio	43.22%	43.03%	41.46%	34.35%	31.98%
Average basic common shares	21,632,719	21,615,036	21,831,377	22,086,824	22,056,715
Average diluted common shares	22,134,304	22,459,500	22,290,839	22,640,140	22,590,539
Period end common shares	21,648,404	21,627,356	21,614,121	22,070,376	22,081,565
Common stock market capitalization	$431,886	379,993	395,971	435,890	423,524

ASSET QUALITY
Gross charge-offs	$1,901	1,995	1,723	2,884	1,873
Net charge-offs	1,330	1,410	1,259	2,083	1,115
Delinquency Ratio	1.65%	1.52%	1.28%	1.35%	1.42%
Allowance for loan losses	$24,612	24,917	25,281	25,271	26,600
Non-accrual loans	19,888	19,526	14,456	10,040	14,570
Past due 90 days or more & accruing	5,032	3,899	2,775	5,214	2,011
Other assets owned	2,095	2,655	2,135	2,296	2,124
Nonperforming assets (NPAs)	27,015	26,080	19,366	17,550	18,705
Restructured loans	2,598	2,630	2,662	2,694	2,725
Net charge-off ratio	0.27%	0.29%	0.26%	0.43%	0.23%
Allowance/loans	1.27%	1.29%	1.29%	1.33%	1.40%
NPL to loans	1.29%	1.21%	0.88%	0.80%	0.87%
NPA to loans + other assets	1.40%	1.35%	0.99%	0.92%	0.99%
Allowance to NPLs	98.76%	106.37%	146.72%	165.67%	160.42%

AVERAGE BALANCES
Assets	$2,732,860	2,802,727	2,716,720	2,678,703	2,613,226
Deposits	2,039,429	2,077,406	1,921,585	1,943,465	1,851,784
Loans	1,946,693	1,958,958	1,954,108	1,923,096	1,914,457
Earning assets	2,483,198	2,553,641	2,469,952	2,431,941	2,368,466
Shareholders' equity	299,681	302,065	302,188	303,796	298,283

ENDING BALANCES
Assets	$2,746,176	2,754,189	2,804,732	2,691,902	2,667,119
Deposits	2,010,295	2,065,250	2,017,953	1,931,615	1,937,527
Loans	1,933,215	1,928,712	1,957,634	1,906,374	1,896,240
Goodwill and other intangible assets	111,473	112,315	113,161	114,103	115,375
Earning assets	2,469,997	2,488,947	2,534,559	2,425,446	2,399,452
Total shareholders' equity	302,525	299,195	297,748	304,290	299,520

(1)—FTE defined as fully tax-equivalent

(2)—Excludes amortization of intangibles and impairment of goodwill expenses. Second quarter 2003 excludes $1,232 of expense related to the termination of the defined benefit plan. Third quarter 2002 excludes $434 gain from the sale of other assets owned.

Certain previously reported amounts may have been reclassified to conform to current reporting presentation.

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